Exhibit 10.14

Services Agreement

This agreement is signed on March 14th, 2019 in Singapore:

Party A: IDEANOMICS, INC.

Address: 55 Broadway, 19th Floor, New York, NY 10006

Part B-1: THAI SETAKIJ INSURANCE PLC

Address: 160 TSI Building, North Sathorn Road, Silom, Bangrak, Bangkok, Thailand

Party B-2: GT DOLLAR PTE LTD

Address: 10 Kallang Avenue, Aperia Tower 2, #13-18, Singapore 339510 “Party B-1”, “Party B-2” are also collectively known as “Party B”

Given That:

1.       Party A is a global AI driven management and financial services company acting as a catalyst for transformative industries.

2.       Party B-1 is the first insurance company of Thailand with 77 years of history. It was founded by the first Prime Minister of Thailand and owned by the Royal Family.

3.       Party B-2 is a fintech company, utilizing blockchain technology to provide payment solution systems. Party B-2 has controlling shares of Party B-1. As of March 14, 2019 , the market value of GT token is $83.7 billion.

As agreed by the parties, Party A has reached the following terms for the provision of services to Party B and both jointly agreed to comply with:

1	Services

Party A provides following services 1.1, 1.2, 1.3 to party B (known as “services”):

1.1	The Initial Services: the “Initial Services” is to provide consulting and advising services for GTB Renaissance Plan from Jan 1 2019 through June 30 2019. Party A should deliver “2019 GTB Digital Renaissance Master Plan Summary” no later than June 30 2019.

The services described in the Service Delivery Report include consulting, advisory, and management services, which Party B confirms have been delivered entirely to Party B’s satisfaction and that payment thereto shall be transferred to Party A’s designated digital wallet (“Digital Wallet”) in accordance with Section 2.1.

1.2	Exclusive marketing and business development management services for GT token for Party B. Party A will also provide the following “Additional Services” to party B, with a service period of 3 years commencing at a time to be determined between party B and party A.. The Additional Services include but are not limited to the transaction services for:

1.2.1	Assets such as, but not limited to, real estate, aircraft and other physical assets and stocks, debts, asset swaps, other financial products and cash equivalents.

1.2.2	The issuance of legal digital currencies in multiple countries.

1.2.3	Digital payment settlement systems for consumer loyalty programs, sports betting and consumer finance.

1.2.4	Token issuance services backed by various financial products including but not limited to stocks and bonds.

1.2.5	Redemption, upgrade and restructuring services of other leading digital currency products around the world; and potentially construct protection indices and create funds linked to indices.

1.2.6	Partnership with global financial institutions to provide global compliance advisory services; including but not limited to sales, distribution, trading, custody, parent funds, tracking and index funds, trust funds, hedge funds, etc.

1.2.7	Technology consulting services that meet global best practices, including but not limited to AI and blockchain.

2	Costs and Payment:

2.1	For the Initial Services and the Service Delivery Report: Party B-2 pays party A an initial fee (the “Initial Fee”) of US$170mm GT Token equivalent for the Initial Services and Service Delivery Report described in Section 1.1. The initial fee, is due to Party A upon submission of the Service Delivery Report, and once delivered to Party A’s Digital Wallet is considered full settlement for the Initial Services provided to date. The Initial Fee of US$170mm worth of GT Token calculated as 1 GT Token for US24, is equivalent to 7,083,333 GT Tokens. Party B will make the Initial Fee payment to the GT Token account opened by Party A upon submission of the Service Delivery Report.

2.2	For the Additional Services in Section 1.2, Party B pays a monthly fee to Party A of 0.25% per month (the “Monthly Fee”). The Monthly Fee is calculated as a percentage of the total market value of GT Tokens, based on a 10-day average of the 10 business days leading up to the end of a respective calendar month, and paid on the first day of each new calendar month as a service fee.

2.3	The fees paid by Party B-2 to Party A have included all the considerations and taxes paid by Party A for Parties B-1 and B-2. Unless otherwise provided in this agreement, Parties B-1 and B-2 do not need to pay Party A any other fees.

3	Responsibilities of each party

3.1	On the basis that Party A completes the services, Parties B-1 and Party B-2 shall pay Party A the service fees on time.

3.2	Party B shall have the right to request Party A to answer party A's consultation in a timely manner and provide professional advice to party B.

3.3	Party A shall, in a professional manner and from a professional point of view, provide party B with the services agreed upon in this Agreement.

3.4	Party A has the right to charge the service fee in accordance with the agreement

3.5	Party A guarantees that it will not infringe the legal rights of any third party in the course of providing the services agreed in this Agreement.

3.6	With the prior consent of Party B, Party A may delegate the work agreed in this Agreement to a third party; with the consent of Party B, Party A may hire a part-time expert to provide consulting services, and Party A shall be responsible for the quality of the consultation.

3.7	Party A shall be obliged to keep confidential the business information provided by Party B during the consultation process. If Party A violates the confidentiality obligation, it shall bear all the losses caused to Party B.

3.8	Each party shall ensure the ability to sign and follow this Agreement.

4	Confidentiality Obligations

4.1	The parties guarantee that the content of the Agreement is strictly confidential. Neither party may disclose data mentioned in the agreement to a third party.

4.2	The party receiving the information (the “Receiving Party”) undertakes to the disclosing party (the “Disclosing Party”), except with the prior written consent of the Disclosing Party, not to, and to ensure that all of its respective directors, officers, employees, agents, internal advisors, representatives and consultants (the “Representatives”) shall not disclose to any other body or person other than its representatives and professional advisors any proprietary, confidential or confidential information and materials or information and materials derived from the foregoing (“Confidential Information”).

4.3	The parties acknowledge that Confidential Information constitutes a valuable trade secret. The recipient of the information agrees to use the Confidential Information of the other party in strict accordance with the provisions of this agreement; the recipient of the information agrees:

4.3.1	To keep Confidential Information confidential and to take all necessary precautions (including but not limited to the measures taken by the parties to protect their own Confidential Information) to prevent unauthorized use and disclosure of Confidential Information.

4.3.2	To not provide confidential information to third parties;

4.3.2.1	Except for the scope of application defined in this Agreement, Confidential Information may not be used for any other purposes

4.4	The recipient of the information may disclose Confidential Information to its representatives who are aware of the confidential information. The recipient shall be responsible for the disclosure of any Confidential Information by its representative.

4.5	If the above Confidential Information (not disclosed by any recipient or third party in violation of the law or in violation of this Agreement) enters to public domain or goes to court, the confidentiality obligations agreed in this agreement will not be applicable.

4.6	The confidentiality obligations agreed in this Agreement do not apply to:

4.6.1	Information obtained independently by the recipient of the information, or information legally obtained from a third party, and obtained the right to disclose the information, expected for any third party obtained directly or indirectly through illegal means or in violation of binding information disclosed in the context of the law, the regulations of any stock exchange, any binding judgments, orders or requests for disclosure by any court or other competent authority

4.6.2	Information that needs to be reasonably disclosed to a representative of a party, a professional consultant, to the extent necessary for the purpose of having reasonable relevance with this Agreement, provided that (a) the recipient of the information disclosing the confidential information shall ensure that the addressee of the disclosure makes a written undertaking to comply with not less than the confidentiality obligations set forth in these Terms; and (b) If the information is received in the direction of disclosure by a professional consultant other than a lawyer and an accountant, the disclosing party is required to notify the disclosure in writing in advance.

4.7	Each party shall establish a strict confidentiality mechanism within its own company, strictly managing its own employees involved in this project, and signing a confidentiality agreement with the employees participating in the project in accordance with the requirements of this agreement. If Party B employees participating in this agreement decides to leave the company, Party B shall ensure that any of the employee's access to Confidential Information and information sources is terminated immediately.

4.8	Upon termination of this Agreement, the recipient of the information shall immediately return the Confidential Information to the original owner at his own expense and return all documents or media containing the Confidential Information held by him (including his representative and professional adviser) and their copies or abstract. At the same time, the Confidential Information and any copies and derivatives stored on its electronic network, servers, computers and any other network or electronic medium are deleted in an unrecoverable manner; the recipient of the information may not require any financial compensation in this regard.

4.9	Except as otherwise provided in this Agreement, the recipient of the information shall comply with these confidentiality and non-use obligations during the period of validity of this Agreement and after the termination of this Agreement, and the period of confidentiality obligations shall be permanent.

4.10	If one party violates this confidentiality clause and causes economic losses to other parties, either party has the right to demand the defaulting party to compensate for all losses.

5	Violating the contract

5.1	Each party shall perform its obligations in strict accordance with the terms of this agreement. If either party fails to perform all of its obligations under this agreement, the defaulting party shall be responsible for breaking the agreement.

5.2	If Party A does not provide Party B with the agreed services on time, party B has the right to refuse to pay the corresponding service fees.

5.3	If Party B fails to pay the agreed service fees in accordance with the agreement in this agreement, Party A has the right to immediately stop providing the services.

6	Agreement Changes and Termination

6.1	The agreement may be changed or terminated only by mutual written agreement. In the event that either parties fully or partially terminates this agreement for convenience, then Party B shall pay to Party A for the terminated services and any associated costs incurred, at an amount which shall be reasonably agreed between the Parties.

7	Notices

7.1	Unless otherwise provided in this Agreement, any notice or written communication from any party shall be sent by personal delivery, fax, or express mail. All notices and written communications should be sent to the following address until the address has been changed:

Party A Contact: Zhu Yun

Address : Sun Seven Stars Investment Group, #21 Liangmaqiao road, Chaoyang district, Beijing

Mobile: 86-138011119910

Email: avis.zhu@sunsevenstars.com

Party B-1 and Party B-2 Contact: Emma Hong Yun

Address: 10 Kallang Avenue, Aperia Tower 2, #13-18, Singapore 339510

Mobile: 65-68359885

Email: emma.hong@gtdollar.com

7.2	Any party that relocates or changes other contact information shall notify the other party in writing in advance.

8	Others

8.1	Singapore law is applicable to the conclusion, performance, interpretation and resolution of this agreement.

8.2	Any disputes arising from the implementation of this Agreement by the parties shall be settled through consultation first. If the negotiation fails, either party may submit the dispute to the Singapore International Arbitration Center for arbitration.

8.3	Party A may transfer its rights and obligations under this Agreement to its related parties without Party B's permission; Party B shall not transfer or subcontract its rights and obligations under this Agreement without any prior permission from Party A. Third parties outside this agreement

8.4	This Agreement shall become effective upon signature or seal by the parties. This Agreement is in triplicate and each party holds one copy and has the same legal effect.

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Signatures

Party A: IDEANOMICS, INC.

Authorized Representative:

Party B-1: THAI SETAKIJ INSURANCE PLC

Authorized Representative:

Party B-2: GT DOLLAR PTE LTD

Authorized Representative: